Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form SB-2 Registration No. 333-83255) and related Prospectus of Stratus Services Group, Inc. for the registration of 1,500,000 shares of its Common Stock and to the use in this Registration Statement (Form SB-2) of our report dated December 1, 1999, with respect to the financial statements of Stratus Services Group, Inc. for the years ended September 30, 1999 and September 30, 1998 and our report dated August 20, 1999 for B&R Employment, Inc. for the years ended December 31, 1998 and 1997.


                                        /s/ Amper, Politziner & Mattia, P.A.
                                        AMPER, POLITZINER & MATTIA, P.A.

February 11, 2000
Edison, New Jersey